DFP, FFC AND FLC ANNOUNCE RESULTS OF ANNUAL ELECTION OF OFFICERS
PASADENA, CALIFORNIA – April 21, 2015

The Boards of Directors of Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated (NYSE: DFP), Flaherty & Crumrine Preferred Securities Income Fund Incorporated (NYSE: FFC) and Flaherty & Crumrine Total Return Fund Incorporated (NYSE: FLC) today elected the following new officers of the funds.

R. Eric Chadwick, Chief Executive Officer and President
Bradford S. Stone, Chief Financial Officer and Vice President

Mr. Chadwick replaces Donald F. Crumrine as the principal executive officer of each fund and Robert M. Ettinger as the President. Mr. Chadwick had previously served as Chief Financial Officer and Vice President of FFC and FLC since 2004 and of DFP since its inception in 2013. Mr. Crumrine had served as principal executive officer since the inception of each fund. Mr. Crumrine will continue to serve as the Chairman of the Boards of Directors.

Mr. Stone replaces Mr. Chadwick as the principal financial officer of each fund. Mr. Stone had previously served as a Vice President and Assistant Treasurer of FFC since 2003 and of FLC and DFP since the inception of each fund.

All other officer positions remain unchanged from the prior fiscal year. In addition, Messrs. Chadwick, Stone, Crumrine and Ettinger continue to serve as portfolio managers.

PRESS AND ANALYST INQUIRIES:	SHAREHOLDER INQUIRIES:
Flaherty & Crumrine Incorporated	Destra Capital Investments LLC
Chad Conwell	Justin Pfaff
Pasadena, California	Chicago, Illinois
626-795-7300	877-855-3434

Website: www.preferredincome.com

Past performance is not indicative of future performance. To the extent any portion of the distribution is estimated to be sourced from something other than income, such as return of capital, the source would be disclosed on a Section 19(a)-1 letter located under the “News & Literature” section of the funds’ website, www.preferredincome.com. A distribution rate that is largely comprised of sources other than income may not be reflective of a fund’s performance.

Organized in 2003, FFC invests primarily in preferred securities with an investment objective of high current income consistent with preservation of capital. Also organized in 2003, FLC invests primarily in preferred and other income-producing securities with a primary investment objective of high current income and a secondary objective of capital appreciation. Organized in 2013, DFP invests primarily in preferred and other income-producing securities with an investment objective of total return, with an emphasis on high current income. FFC, FLC and DFP are managed by Flaherty & Crumrine Incorporated, an independent investment adviser which was founded in 1983 to specialize in the management of portfolios of preferred and related securities. Flaherty & Crumrine also manages two other U.S. closed-end funds: Flaherty & Crumrine Preferred Income Fund (NYSE: PFD); and Flaherty & Crumrine Preferred Income Opportunity Fund (NYSE: PFO).

Destra Capital Investments LLC (“Destra”), the funds’ provider of investor support services, is an independent fund distribution and servicing firm and registered broker dealer. As part of the investor support services it provides, Destra serves fund shareholders and the broader financial community. Destra is headquartered in Chicago, IL and employs approximately 30 wholesale fund distribution professionals located throughout the United States.